UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2007

CYTOMEDIX, INC.
(Exact name of registrant as it appears in its charter)

Delaware	001-32518	23-3011702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 Hungerford Drive, Suite 330
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

240-499-2680
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 16, 2007, Cytomedix, Inc. (“Cytomedix”), announced that it had entered into a License Agreement (“License Agreement”) with Smith & Nephew, Inc. (“S&N”). Pursuant to the License Agreement, Cytomedix has granted S&N a non-exclusive license under the Cytomedix Knighton Patent, to make, use and sell hardware products and disposable products primarily intended for producing or applying compositions consisting of platelets or platelet releasate for all applications except use in treatment of diabetic foot ulcers, pressure ulcers, venous stasis and other wounds treated outside of surgery.

Under the License Agreement, Cytomedix will receive a license payment of $250,000 within two months of the effective date of the License Agreement. Also, S&N will pay royalties of 7.5% percent of the net sales price of royalty bearing products in such countries where the sale of such royalty bearing product is covered by a granted, valid, unexpired patent. After November 24, 2009, no royalty payments will be due with respect to the sale of a royalty bearing product in the United States.

The press release announcing the License Agreement and the License Agreement are furnished below.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following Exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated October 16, 2007

99.2	License Agreement between Cytomedix, Inc., and Smith & Nephew, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on behalf of the undersigned hereunto duly authorized.

CYTOMEDIX, INC.

Date: October 16, 2007	By:	/s/ Kshitij Mohan
Kshitij Mohan Chief Executive Officer